Exhibit 107
Calculation of Filing Fee Tables
(1)
424(b)(2)
(Form Type)
Eli Lilly and Company
(Exact Name of Registrant as Specified in its
Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	4.550% notes due 2028	Rule 457(r)	$1,000,000,000	99.936%	$999,360,000	0.00015310	$153,002.02

	Debt	4.750% notes due 2030	Rule 457(r)	$1,250,000,000	99.943%	$1,249,287,500	0.00015310	$191,265.92

	Debt	4.900% notes due 2032	Rule 457(r)	$1,000,000,000	99.853%	$998,530,000	0.00015310	$152,874.94

	Debt	5.100% notes due 2035	Rule 457(r)	$1,250,000,000	99.977%	$1,249,712,500	0.00015310	$191,330.98

	Debt	5.500% notes due 2055	Rule 457(r)	$1,250,000,000	99.781%	$1,247,262,500	0.00015310	$190,955.89

	Debt	5.600% notes due 2065	Rule 457(r)	$750,000,000	99.762%	$748,215,000	0.00015310	$114,551.72

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$6,492,367,500.00		$993,981.46

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$993,981.46

(1)
These “Calculation of Filing Fee Tables” shall be deemed to update the “Calculation of Filing Fee Tables” in Eli Lilly and Company’s Registration Statement on Form
S-3
(File
No. 333-262943),
which was filed on February 24, 2022, in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended. The prospectus supplement to which this exhibit is attached is a final prospectus for the related offering.

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